UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUN BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 13, 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sun Bancorp, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 24, 2012, at 9:30 a.m.  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting.  During the annual meeting, I will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to any questions shareholders may have.

At the annual meeting, shareholders will vote upon (i) the election of twelve directors of the Company; and (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board of Directors and “FOR” proposal (ii).

 This year, pursuant to the Securities and Exchange Commission rule allowing companies to furnish their proxy materials over the Internet, we are mailing shareholders a Notice of Internet Availability instead of a paper copy of the proxy statement and our 2011 Annual Report.  The notice contains instructions on how to access those documents over the Internet and authorize a proxy to vote electronically.  The notice also contains instructions on how shareholders may receive a paper copy of our proxy materials, including the proxy statement, our 2011 Annual Report and a proxy card.  Whether or not you plan to attend the annual meeting I urge you to vote now – by Internet, telephone or mail - even if you plan to attend the annual meeting.  Your vote is very important.  If you received the traditional hard copy proxy materials, please follow the instructions on the enclosed proxy card.  If more than one proxy card is made available to you, please vote each proxy.

Sincerely,

Bernard A. Brown
Chairman of the Board

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Bancorp, Inc. (the “Company”) will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 24, 2012, at 9:30 a.m.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of twelve directors of the Company;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.  Any action may be taken on the foregoing proposals at the Annual Meeting  on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.  Shareholders of record at the close of business on April 2, 2012 are the shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO AUTHORIZE A PROXY BY MAIL OR BY VOTING BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE NOTICE OF INTERNET AVAILABILITY OR, IF YOU REQUESTED PAPER COPIES, THE INSTRUCTIONS ARE PRINTED ON THE PROXY CARD.  ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR BY VOTING AGAIN AT A LATER DATE BUT PRIOR TO THE ANNUAL MEETING.  ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, SHAREHOLDERS WHOSE SHARES ARE NOT REGISTERED IN THEIR OWN NAME WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Sidney R. Brown
Secretary
Vineland, New Jersey
April 13, 2012
Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Annual Meeting
to be Held on May 24, 2012 at 9:30 a.m.

The Proxy Statement and the 2011 Annual Report to Shareholders
are available for review on the Internet at www.envisionreports.com/SNBC.

PROXY STATEMENT
OF
SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2012

GENERAL

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Sun Bancorp, Inc. (the “Company”) to be used at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), which will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 24, 2012 at 9:30 a.m.  This Proxy Statement and the enclosed form of proxy are first being made available to shareholders on or about April 13, 2012.

At the Annual Meeting, shareholders will consider and vote upon (i) the election of twelve directors of the Company; (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (iii) such other matters as may properly come before the Annual Meeting or any adjournments thereof.  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof.

VOTING AND PROXY PROCEDURES

The Board of Directors is making this Proxy Statement available to you electronically for the purpose of requesting that you allow your shares of common stock to be represented at the Annual Meeting by the persons named in the Board of Directors’ form of proxy.  Shareholders of record may vote by proxy in any of three different ways:

●	Voting on the Internet or by Telephone. Follow the instructions set forth in the Notice of Internet Availability.

●	Voting by Mail. If you have requested paper copies complete, sign, date and return the proxy card in the envelope provided.

Employees who own shares of common stock as of the Record Date in either of the 401(k) Retirement Plan or the Employee Stock Purchase Plan will not receive the Proxy Statement or Annual Report in the mail but will receive an email with instructions on how to download these documents and how to direct how your shares should be voted at the Annual Meeting.  Employees who participate in either of those plans must complete these procedures no later than 8:00 a.m., Eastern Time, on May 22, 2012.

Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary of the Company at the address above or by filing a later-dated proxy.  A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person.  However, shareholders whose shares are not registered in their own name will need additional documentation from the record holder to vote in person at the Annual Meeting.  Proxies solicited by the Board of Directors will be voted as specified thereon.  If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on April 2, 2012 (the “Record Date”) are entitled to one vote for each share of the Company’s common stock they held at that date.  As of that date, there were 85,826,056 shares of the Company’s common stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “FOR” or “AGAINST” are included.  Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.  In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy being provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for any or all of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all other matters that may properly come before the Annual Meeting, including the ratification of the appointment of the Company’s independent registered public accounting firm, by checking the appropriate box, a shareholder may:  (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item.  Unless otherwise required, such matters, including the ratification of the appointment of the Company’s independent registered public accounting firm, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of 5% of the outstanding shares of the Company’s common stock are required to file reports regarding such ownership with the SEC. Other than as set forth in the following table, management knows of no person or group that owns more than 5% of the outstanding shares of the Company’s common stock as of the Record Date, the record date set to determine those shareholders entitled to vote at the 2012 Annual Meeting of Shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360	7,907,868	(1)	9.2%

WL Ross & Co. LLC
1166 Avenue of the Americas
New York, New York 10036	21,279,241		24.8%

Maycomb Holdings II, LLC
Maycomb Holdings III, LLC
Maycomb Holdings IV, LLC
c/o Siguler Guff & Company, LP
825 Third Avenue
New York, New York 10022	8,460,421	(2)	9.9%

Sidney R. Brown
226 Landis Avenue
Vineland, New Jersey 08360	4,564,892	(3)(4)	5.3%

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, New York 10012	8,460,421	(5)	9.9%

Total of all directors, nominees for director and executive officers of the Company as a group (16 persons)	38,981,893	(6)(7)(8)	45.1%
________________
(1)
Includes shares held directly as well as by spouse, in trust and other indirect ownership, over which shares Mr. Brown exercises sole or shared voting and/or investment power.  Includes 86,364 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(2)	Based on an amended Schedule 13G filed with the SEC on February 14, 2012 and on information from the corporate records of the Company.
(3)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individual exercises sole or shared voting and/or investment power, unless otherwise indicated.  Includes 196,498 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(4)
Excludes 3,899,348 shares held by various companies and partnerships for which the individual disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

(5)	Based on a Form 13F filed with the SEC on February 14, 2012.
(6)
Excludes 7,799,951 shares held by various companies and partnerships for which the individual disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

(7)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and/or investment power, unless otherwise indicated.  Includes 703,722 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date set for the 2012 Annual Meeting of Shareholders.

(8)
Includes 52,185 shares beneficially owned by former Executive Vice President and Chief Operating Officer A. Bruce Dansbury whose employment with the Company and the Bank terminated as of December 31, 2011.

PROPOSAL I – ELECTION OF DIRECTORS

The Board of Directors currently consists of ten persons. Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.  Twelve directors will be elected at the 2012 Annual Meeting of Shareholders.  All but two of the nominees are currently a member of the Board of Directors. It is anticipated that the size of the Board will be increased to 12 members and that these two individuals, Messrs. Philip A. Norcross and Steven A. Kass, will be appointed to the Boards of both the Company and Sun National Bank (“the Bank”) prior to the date of the Annual Meeting after receipt of the requisite regulatory approvals for each to serve on the Boards of both entities.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees unless otherwise specified.  If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.  Each of the nominees has consented to serve if elected.

The following table sets forth information with respect to the nominees for election as directors and the executive officers of the Company and the Bank, including their names, ages, the years they first became directors or executive officers of the Company or the Bank, and the number of and percentage of shares of the Company’s common stock beneficially owned by each as of April 2, 2012.

Name	Age	Year First Elected or Appointed(1)	Shares of Common Stock Beneficially Owned(2),(3)	Percent of Shares of Common Stock Outstanding

NOMINEES FOR DIRECTORS

Bernard A. Brown	87	1985	7,907,271	9.2%
Wilbur L. Ross, Jr.	74	2010	21,279,241	24.8%
Sidney R. Brown	54	1990	4,564,295	5.3%
Peter Galetto, Jr.	58	1990	549,078	*
Anne E. Koons	59	1990	665,237	*
Jeffrey S. Brown	52	1999	2,900,491	3.4%
Eli Kramer	57	2004	253,828	*
Thomas X. Geisel (4)	50	2008	435,863	*
Anthony R. Coscia	52	2010	48,629	*
William J. Marino	68	2010	98,931	*
Philip A. Norcross	59	2012	55,000	*
Steven A. Kass	55	2012	2,500	*
EXECUTIVE OFFICER OF THE COMPANY AND THE BANK

Robert B. Crowl (4)	48	2010	84,752	*
EXECUTIVE OFFICERS OF THE BANK
Michele B. Estep Bradley J. Fouss	42 44	2008 2001	54,284 29,114	* *
______________
*	Less than 1.0%
(1)
For directors, refers to the year such individual became a director of the Company or the Bank, except for Mr. Norcross and Mr. Kass who are not members of the Board of Directors as of the date of this proxy statement. It is anticipated, however, that Mr. Norcross and Mr. Kass will each be appointed to the Board subsequent to the date of this proxy statement and prior to the Annual Meeting.   For officers, refers to the year such individual joined the Company or the Bank.

(2)
Includes shares held directly by the individual as well as by such individual’s spouse, or minor children, in trust and other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power, unless otherwise indicated.

(3)
Includes shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.  The number of options included for each individual is as follows: Bernard Brown – 86,364; Wilbur Ross – 0; Sidney Brown – 196,498; Peter Galetto – 24,500; Anne Koons – 7,750; Jeffrey Brown – 7,750; Eli Kramer – 38,648; Thomas Geisel – 284,769; Anthony Coscia – 0; William Marino – 0; Philip Norcross – 0; Steven Kass – 0; Robert Crowl – 0; Michele Estep – 39,512; and Bradley Fouss – 17,931.

(4)	Includes 55,433 shares for which the individual serves as Trustee under the Directors’ Deferred Fee Plan

Biographical Information and Qualifications of Directors

Set forth below are biographies of the nominees for director, the continuing directors and the executive officers of the Company.  These biographies contain information regarding the person’s service as a director, business experience, other directorships at any point during the last five years with any other public companies, information regarding involvement with certain types of proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating Committee and the Board to nominate the individual for election to the Board in 2012 and that qualify the Continuing Directors to continue to serve on the Board.  All directors and executive officers have held their present positions for at least five years unless otherwise stated. Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the Company and WLR SBI AcquisitionCo, LLC (“WL Ross”), the Company agreed that as long as WL Ross beneficially owns at least 7.5% of the outstanding common stock, WL Ross has the right to nominate one candidate to the Board of the Company and the Bank.  Wilbur L. Ross, Jr. is WL Ross’s nominee.  Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the Company and various members of the founding Brown Family, as long as the Brown Family and their affiliates own at least 7.5% of the outstanding common stock, subject to compliance with Nasdaq Listing Rules and related interpretations, the Brown Family has the right to nominate four candidates for election as directors.  Pursuant to this provision, Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown and Anne E. Koons, have been nominated to serve as directors.

Bernard A. Brown has been Chairman of the Board of Directors of the Company and the Bank since its inception in 1985 and has guided the Company and the Bank to a multi-billion dollar financial services company with 65 locations and over 650 employees as of December 31, 2011.  Mr. Brown also serves as Chair of the Executive Committee of the Board.  Mr. Brown has successfully grown numerous other organizations, such as NFI, a national multi-million dollar logistics conglomerate headquartered in Vineland, New Jersey, Vineland Construction Company and several other real estate companies with extensive property holdings.  Mr. Brown also serves as the Chairman of the Board of Directors of NFI and Vineland Construction Company.  Directors Sidney R. Brown, Anne E. Koons, and Jeffrey S. Brown are the children of Bernard A. Brown.  With his intimate familiarity with the business of the Company and his extensive business background and leadership and management skills, the Board of Directors believes that Mr. Brown is uniquely qualified to serve as a director.

Wilbur L. Ross, Jr. was elected to the Board of Directors of the Company in September, 2010.  He is also a director of the Bank.  Mr. Ross has been appointed to the Executive Committee and the Nominating and Corporate Governance Committee of the Board of Directors and as a non-voting observer to the Compensation Committee of the Board of Directors.  Mr. Ross may be the best known turnaround financier in the U.S., having been involved in the restructuring of over $300 billion of defaulted companies’ assets around the world. In 1998, Fortune Magazine called him "the King of Bankruptcy.”  Mr. Ross organized International Steel Group (“ISG”) in April 2002 and was its Board Chairman.  By acquiring Bethlehem Steel and other troubled companies, ISG became the largest integrated steel company in North America.  It was listed on the New York Stock Exchange until it merged with Mittal Steel to form the largest steel company in the world.  Mr. Ross remains a director of ArcelorMittal.  In March, 2004, the firm organized International Textile Group (“ITG”) by buying and consolidating two bankrupt companies, Burlington Industries and Cone Mills.  Mr. Ross serves as Chairman of ITG which has developed major investments in China and Vietnam. Also in 2004, WL Ross organized International Coal Group to acquire out of bankruptcy Horizon Natural Resources and two other coal companies and went public.  It was listed on the New York Stock Exchange and subsequently acquired by Arch Coal.  In 2005, WL Ross & Company (“WL Ross”) formed International Automotive Components (“IAC”) to acquire Collins & Aikman’s European operations and Lear’s European interior plastics division.  More recently, the firm acquired control of PLASCAR, the leading Brazilian automotive plastics company, Mitsuboshi in Japan, Lear Corporation’s U.S. European and Asian interior plastics businesses and certain North American plants of Collins & Aikman.  IAC now has revenues of $5.5 billion and 23,000 employees in 17 countries.  The Ross Funds are major investors in Greenbrier Companies and Assured Guaranty Ltd., and Mr. Ross joined their Boards.  Beginning in 2007, the firm organized American Home Mortgage Service by acquiring several floundering companies and creating the second largest independent servicer of subprime mortgages.  In 2009, the firm led the $900 million revival of BankUnited with FDIC assistance.  The shares now trade on the New York Stock Exchange with a $2.5 billion market value.  Subsequently, WL Ross took substantial positions in Virgin Money, First Michigan, Cascade Bank Corp., Sun Bancorp, and Air Lease Corp.  In 1999, President Kim Dae Jung awarded Mr. Ross a medal for his help during Korea's 1998 financial crisis.  He is a former Chairman of the Smithsonian National Board.  Earlier, President Clinton had appointed him to the Board of the U.S.-Russia Investment Fund, and he served as privatization advisor to Mayor Rudolph Giuliani.  Mr. Ross serves on the Executive Committee of the New York City Partnership, is Chairman of the Japan Society and is a member of the Chairman’s Circle of the U.S.-India Business Council.  He is a member of the Business Roundtable and is a Board member of the Yale University School of Management, which has presented him with its Legend of Leadership Award.  He is also a member of the Committee on Capital Markets Regulation.  China Institute presented him with its 2007 Blue Cloud Award.  He is the only person elected to both the Turnaround Management Hall of Fame and the Private Equity Hall of Fame.  He was named Entrepreneur of the Year 2009 by BritishAmerican Business and received the 2010 Business Statesman Award from Harvard Business School Club of New York.  Mr. Ross holds an A.B. from Yale University and an M.B.A., with Distinction, from Harvard University.  Mr. Ross is a valued member of the Board of Directors given his experience in the financial services industry and his reputation as one of the world’s most respected investors.

Sidney R. Brown is Vice Chairman of the Board of Directors of the Company and has served as a director, treasurer and secretary since 1990.  He is also a director of the Bank.  Mr. Brown serves as a member and secretary of the Executive Committee of the Board, and is also a member of the ALCO/Investment Committee of the Board.  Mr. Brown served as Acting President and CEO of the Company from February 2007 to January 2008.  Mr. Brown is Chief Executive Officer of NFI, a premier integrated supply chain solutions company.  NFI, founded in 1932 as National Hauling, has evolved from a trucking company in a regulated environment, into one of the largest privately-held third party logistics companies in the country. In the early 1980’s, the company, then known as National Freight, was focused mainly on over-the-road trucking services. The company quickly evolved into four affiliated companies providing transportation services (National Freight), warehousing and inventory management (National Distribution Centers), dedicated fleets and transportation management (Interactive Logistics) and real estate development (Real Estate). In 2008, the company continued to evolve and positioned all its companies under one corporate brand, NFI. NFI in North America now consists of Logistics, Warehousing and Distribution, Transportation, Intermodal, Real Estate, Transportation Brokerage, Contract Packaging, Solar, Global Freight Forwarding and NFI Canada.  Mr. Brown attended Georgetown University and graduated in 1979. He began his career working for Morgan Stanley in New York City as financial analyst in the corporate finance department of the investment bank.  He moved on to pursue his MBA at Harvard University. Graduating in 1983, he immediately joined the family business. Mr. Brown is also a director of J & J Snack Foods Corp., and has served as a director since 2003 and most recently joined the Board of Franklin Square Energy and Power Fund and Delta Paper

Corporation.  With his extensive business background and leadership and management skills, Mr. Brown has helped guide the Company’s Board of Directors successfully for a significant number of years.

Peter Galetto, Jr. has been a director of the Company since April 1990.  He is also a director of the Bank.  Mr. Galetto also served as the Secretary of the Company from April 1990 to March 1997.  He currently serves as secretary of the Bank.  As Chair of the Audit & Risk Committee of the Board, Mr. Galetto annually attends numerous audit and risk related webinars and seminars as well as a national conference on audit and risk topics to bring the most current information to the Company.  He also serves as a member of the Board’s Executive Committee and Nominating & Corporate Governance Committee.  Mr. Galetto is the President of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey.  He is the Secretary/Treasurer of Tri-Mark Building Contractors, Inc.  Mr. Galetto is also a board member of South Jersey Healthcare System (Chairman), Cumberland Cape Atlantic YMCA, Hendricks House and All Saints Finance Committee.  Mr. Galetto has been honored by several organizations for his community service.  He has been awarded Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendal Award from St. Augustine Prep in 1999, Vineland Rotary Club Outstanding Vocational Accomplishments in 1994 and the Order Sons of Italy in America Distinguished Golden Lion Award, 2000.  Mr. Galetto is also an officer and director of several other corporations and organizations.  He received a B.S. in Commerce and Engineering from Drexel University, majoring in Finance and Management.  Mr. Galetto also graduated from Harvard Business School’s Owner/President Management Program.  With his proven business leadership and management skills, in addition to his stature in the local business community, Mr. Galetto has been a significant contributor to the Board of Directors of the Company.

Anne E. Koons has served as a director of the Company since April 1990.  She is also a director of the Bank.  Ms. Koons serves as a member of the Board’s ALCO/Investment Committee.  Ms. Koons is a real estate agent with Prudential Fox & Roach.  She has been selling real estate for 27 years and is consistently in the top 1% of agents nationwide.  Ms. Koons is a Board member of the Cooper Foundation at Cooper Hospital and also serves on the Executive and Budget and Finance committees.  She is also an officer and director of several other companies.  Ms. Koons’ business acumen, sales and marketing and negotiation skills, as well as stature in the community have led her to be an important contributor to the directorship of the Company.

Jeffrey S. Brown has been a director of the Company since April 1999.  He is also a director of the Bank.  Mr. Brown also serves as a member of the Board’s ALCO/Investment Committee.  Mr. Brown is Vice Chairman of NFI, a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development.  He is also President of NFI Real Estate, one of the top real estate development companies in the industry.  Mr. Brown is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the Eastern United States.  He is also an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.  Mr. Brown serves on the Boards of several regional charities including: The Board of Trustees for the Cooper Foundation, and the Kellman Brown Academy. As a principal in a major logistics company with P&L responsibilities, Mr. Brown possesses financing and acquisition experience, which further strengthens his bank director capabilities.  His experience in real estate, leadership skills, and his networking capabilities due to his stature in the local business community, make him a valued member of the Company’s Board of Directors.

Eli Kramer has been a director of the Company since July 2004.  He is also a director of the Bank.  He serves as Chair of the Board’s Compensation Committee and is also a member of the following Board Committees: Executive; Audit & Risk; and Nominating and Corporate Governance.  Mr. Kramer has over 20 years of total bank board experience including six plus years as Vice Chair or Chairman at a previous bank.  Mr. Kramer has been a principal in real estate development companies since 1976 and is a partner in Central Jersey Management Co.  He is also a principal in Arcturus Group, a real estate advisory and asset management firm serving the financial industry.  He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company.  He also served as a Director and Chairman of the Board of Colonial State Bank.  Mr. Kramer serves as a Trustee on the Boards of the Jewish Educational Center, Elizabeth, NJ, the Holocaust Resource Center at Kean University, and the Trinitas Healthcare Foundation.  Mr. Kramer’s bank board experience, proven leadership and business management skills, knowledge of the New Jersey market, and stature in the community are all attributes that are highly valued as a director of the Company.

Thomas X. Geisel joined the Company as President and Chief Executive Officer in January 2008 and is also a director of the Company.  Mr. Geisel also serves as the President and Chief Executive Officer of the Bank and is a director of the Bank.  He also serves as a member of the Executive Committee of the Board.  Prior to joining the Company, Mr. Geisel held a number of positions with KeyCorp. He joined Key in July 1999 in New York City where he served as Managing Director of Investment Banking for the East and West Regions of KeyBanc Capital Markets (formerly McDonald Investments’ Key Business Advisory Services division). In 2002, he was promoted to President of Key’s Capital Region New York District and subsequently to Regional Executive for Commercial Banking for which he relocated to Albany, New York. From 2005 through 2007, he served as President for KeyBank’s Northeast Region, which comprised eight districts across New York, New England and Florida, with assets of approximately $20 billion and revenue exceeding $550 million. Mr. Geisel’s other experience includes representing the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean. Mr. Geisel has spoken on topical business, financial and economic issues and trends. His banking and financial insight and expertise have been showcased on prominent business news networks and online media including Bloomberg News, CNBC, Fox Business Channel, TheStreet.com and NJN/NJTV as well as on several regional, expert panels such as the Rutgers Quarterly Business Outlook. He also has contributed to articles that appeared in national publications, including American Banker, US Banker and The Wall Street Journal. Under Mr. Geisel’s tenure, Sun National Bank was chosen by Forbes as one of the nation’s Most Trustworthy Companies. In 2011, Mr. Geisel was named by NJBiz as one of New Jersey’s “50 Most Powerful People in Banking”. Active in both business and community organizations, Mr. Geisel is a member of the New Jersey Chamber of Commerce’s Board of Directors and Ad-hoc Strategic Planning Committee. He is Vice Chairman of the Board of Trustees for the Southern New Jersey Development Council (SNJDC) and a member of the Federal Reserve Board of Philadelphia’s Nominating Advisory Committee (FRNAC), the New Jersey Bankers Association, and the Board of Directors of the Atlantic County Community Development Corporation (CDC).  Since 2011, Mr. Geisel has been a Red Tie Brigade member for the American Heart Association’s Southern NJ “Go Red for Women” campaign and is a past Chairman of the American Heart Association’s Southern NJ Spring HeartWalk. Mr. Geisel also received the 2010 Spirit of Edison Community Leader Award from Thomas Edison State College. In addition to his elevated stature in New Jersey, Mr. Geisel’s 20 plus years of well-diversified financial services experience and executive leadership and management skills make him an integral member of the Company’s Board of Directors.

Anthony R. Coscia was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Coscia currently serves as Chair of the Board’s ALCO/Investment Committee and is a member of the Board’s Compensation/ Personnel Committee.  He is admitted to the state bars of New Jersey and New York and is a Partner in the law firm of Windels Marx Lane & Mittendorf, LLP (WMLM), one of the New York region’s oldest law firms.  He is a graduate of Georgetown University School of Foreign Service and received his law degree from Rutgers University School of Law.  Mr. Coscia specializes in corporate, commercial and real estate matters with a concentration on the financial elements of these transactions.  He represents financial institutions, investors and major corporations handling a broad variety of matters, including corporate and real estate finance transactions, asset restructure and recovery, regulatory compliance, mergers and acquisitions and general litigation.  He has specific experience in the area of redevelopment finance and has worked extensively on corporate governance issues.  Mr. Coscia served as Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey for over eight years, stepping down from the Board on June 30, 2011.  In June 2010, Mr. Coscia was appointed to the Board of Directors of National Passenger Railroad Corporation (“Amtrak”) where he serves as Chair of the Audit and Finance Committees. In addition Mr. Coscia serves as a trustee of the New Jersey Community Development Corporation and is a member of the New Jersey Performing Arts Center Council of Trustees, The Partnership for New York City, the Economic Club of New York, Georgetown University Board of Regents and the Regional Plan Association.  From February 1992 to March 2003, he served as Chair of the New Jersey Economic Development Authority (“NJEDA”), one of the largest state-sponsored development banks in the United States.  Mr. Coscia has served as a director and audit committee member of several public and closely held corporations in the financial services, investment banking, real estate and manufacturing sectors.  With Mr. Coscia’s extensive background and as a well-respected business leader actively involved in both the private and government sectors in New Jersey and New York, he is a significant complement to the Company’s Board of Directors.

William J. Marino was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Marino currently serves as Chair of the Board’s Nominating and Corporate Governance Committee and is also a member of the Board’s Audit and Risk Committee and ALCO/Investment Committee.  He is a graduate of St. Peter’s College with a Bachelor of Science degree in Economics.  Mr. Marino has over 40 years of experience in the health and employee benefits field, primarily in managed care, marketing and management. Mr. Marino is the retired Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer, providing coverage for over 3.6 million people. He joined Horizon BCBSNJ as Senior Vice President of Health Industry Services in January 1992, responsible for all aspects of Managed Care operations in New Jersey, as well as Market Research, Product Development, Provider Relations and Health Care Management.  He became President and CEO in January 1994 and Chairman effective January 2010.  Before joining Horizon BCBSNJ, Mr. Marino was VP of Regional Group Operations for NY and CT for Prudential, capping a 23-year career with them.  Mr. Marino is currently the Chairman of the Board of Directors of the New Jersey Performing Arts Center (NJPAC), a member of the Board of the New Jersey Symphony Orchestra, as well as Sealed Air Corporation, in which he also serves as Lead Director and Chairman of the Nominating & Governance Committee.  He is a member of the Campaign Committee of Saint Vincent Academy and a member of the Board of Trustees of Delbarton School in Morristown. In addition, Mr. Marino is a member of the board of three privately held corporations: LCA Holdings, LLC, a member of the Management Committee of Care Core National and a member of the board of Horizon Healthcare Innovations, a subsidiary of Horizon Blue Cross Blue Shield of New Jersey.  Mr. Marino is a recipient of the 1997 Ellis Island Medal of Honor.  In 2007 he received The American Conference on Diversity’s Humanitarian of the Year Award.  Mr. Marino’s prior board affiliations include: America’s Health Insurance Plans; Blue Cross Blue Shield Association; National Institute for Health Care Management (Past Chairman); Choose New Jersey; NJ State Chamber of Commerce (Past Chairman); New Jersey Network; Newark Alliance; Newark Museum, Liberty Science Center Chairman’s Advisory Council; St. Peter’s College (Past Chairman); Community Theatre of Morristown; Regional Business Partnership (Past Chairman); United Way of Essex and West Hudson (Past Chairman); Kessler Institute for Rehabilitation, Inc.; New York Business Group on Health; and, New York State HMO Conference.  As a highly regarded business and philanthropic leader, one who has played an important role in policy and legislative matters in New Jersey, Mr. Marino is an important complement to the Company’s Board of Directors.

Philip A. Norcross is Chief Executive Officer and Managing Shareholder of Parker McCay, a regional law firm headquartered in Mount Laurel, New Jersey, with offices in Lawrenceville and Atlantic City, New Jersey.  Mr. Norcross co-chairs the firm’s Public Finance and Business Departments and has particular expertise in finance and transactional law, with an emphasis on government, economic development, redevelopment and other specialized financings.  Mr. Norcross also serves as Chairman of Optimus Partners LLC, a business advisory and consulting firm, based in Trenton, New Jersey, that serves a wide array of clients in the financial services, healthcare, gaming, real estate and development, and insurance sectors.  Active in both the community and his profession, Mr. Norcross is Vice-Chairman of the Board of The Cooper Foundation, member of the Board of Trustees of Home Port Alliance of the U.S.S. New Jersey, Inc, a founding member and former vice-president of the Mount Laurel Public Education Foundation and is currently a Board member and past chairman of Burlington County United Way.  He is also a member of the National Association of Bond Lawyers, the American Bar Association and the bar associations of New Jersey, Burlington County and Camden County.  With his record of success, particularly in the areas of law, finance and economic development, working with both private and public entities, Mr. Norcross will bring valuable experience and talent to the Company’s Board of Directors.

Steven A. Kass is Co-Chief Executive Officer and Co-Managing Principal of Rothstein Kass, a premier professional services firm serving privately held and publicly traded companies and high-net-worth clients.  He has extensive experience as a client advisor, is a member of the firm’s Executive Committee and has played an integral role in the growth and national presence of Rothstein Kass.  Committed to professional development, Mr. Kass serves on the advisory board for the Lubin School of Accounting at Syracuse University and completed a two-year term as international chairman of AGN International Ltd., a global association of independent accounting and consulting firms in 80 countries.  He is a member of the American Institute of Certified Public Accountants (AICPA), the New Jersey Society of Certified Public Accountants (NJSCPA) and the New York State Society of Certified Public Accountants (NYSSCPA). A dedicated philanthropist, Mr. Kass was honored with a Distinguished Achievement award by the banking and finance unit of B’nai B’rith International.  As a highly-regarded business and philanthropic leader, who has led the dynamic growth of his own company while serving as a valued advisor to clients, Mr. Kass will be a strong complement to the Company’s Board of Directors.

Executive Officers Who Are Not Directors

Robert B. Crowl joined the Company in March 2010 as the Executive Vice President and Chief Financial Officer.  Mr. Crowl also serves as Executive Vice President and Chief Financial Officer of the Bank.  He has over 24 years of banking experience.  Prior to joining the Company, Mr. Crowl was Executive Vice President and Chief Operating Officer of National City Mortgage, Cleveland, Ohio from November 2007 to February 2009.  Prior to that, Mr. Crowl was a Senior Vice President and Corporate Comptroller of National City Corporation from April 2004 to November 2007 where he also held the position of Senior Vice President and Manager of Asset, Liability & Securitization from November 1998 to April 2004.  Prior to 1998, Mr. Crowl served in a variety of positions for Crestar Bank in Richmond, Virginia.  Mr. Crowl previously held the role of Treasurer of the Northeast Ohio Council on Higher Education.

Michele B. Estep joined the Company in April 2008 as Executive Vice President and Chief Administrative Officer.  Ms. Estep brings more than 20 years of experience to her position.  In this position, Ms. Estep oversees the Company’s administrative operations, including the Human Resources, Training and Development, Marketing, PR and Communications, and Facilities and Network Management.  Her roles include management of the Bank’s Human Capital initiatives - recruiting, hiring, retention and training practices and procedures, as well as the administration of benefits and payroll services. She also oversees the operations related to the Bank’s physical branch network, including vendor contracts, new location construction and growth strategies, consolidations and divestitures. Under her management, the marketing department is charged with developing strategies and tactics designed to support the Company’s lines of business through sales support, branding, and advertising, as well as is responsible for managing communications with all of the Company’s stakeholders, including community relations and investor relations.  Prior to joining the Company, she held successive leadership roles at KeyBank in Albany, New York.

Bradley J. Fouss joined the Company in 2001.  Mr. Fouss has more than 20 years of banking experience.  Currently Executive Vice President and Director of Wholesale Banking for the Company, Mr. Fouss manages all commercial banking efforts and drives key strategic initiatives to expand lines of business, including wholesale lending, deposits, cash management, and government banking.  He also leads the Bank’s growing specialty segment business lines, including Healthcare, Real Estate, and Asset-Based Lending.  Prior to joining the Company, Mr. Fouss held commercial banking positions with Wachovia.  He also served in the New Jersey National Guard for 10 years, retiring as a captain.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  Bernard A. Brown serves as Chairman of the Board of Directors. The Company’s Chief Executive Officer is Thomas X. Geisel. The Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer will enhance Board independence and oversight.  This separation will allow the Chief Executive Officer to better focus on developing and implementing strategic and tactical initiatives, enhancing shareholder value and expanding and strengthening our franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business.  The Audit Committee is primarily responsible for overseeing the Company’s risk management.  The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit and Risk Committee.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year.  During 2011, the Company’s Board of Directors held seven regular meetings, five special meetings, 22 regular committee meetings and eight special committee meetings.  No incumbent director attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the year ended December 31, 2011.  In addition, the Bank’s Board of Directors held seven regular meetings and five special meetings during 2011.

The Executive Committee met six times during 2011.  This committee currently consists of Directors Bernard Brown (Chairman), Sidney R. Brown, Peter Galetto, Jr., Thomas X. Geisel, Eli Kramer, and Wilbur L. Ross, Jr.

The Compensation Committee met seven times during 2011.  This committee currently consists of Directors Kramer and Coscia.  Mr. Ross serves in a nonvoting observer capacity.

The Audit and Risk Committee met nine times during 2011.  This committee currently consists of Directors Galetto, Kramer and Marino.  Mr. Marino meets the definition of an audit committee financial expert under the regulations of the SEC.

The Nominating and Corporate Governance Committee met four times during 2011.  This committee currently consists of Directors Marino, Galetto, Kramer and Ross.

Each member of the Compensation Committee, Audit and Risk Committee and Nominating and Corporate Governance Committee is independent in accordance with the requirements of the NASDAQ

Listing Rules.  Each of these committees operates under a written charter, copies of which are available on the Company’s website at www.sunnb.com.

Compensation Committee Interlocks and Insider Participation

Company directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2011 were Eli Kramer (Chair), Anthony R. Coscia, Douglas J. Heun and Alfonse M. Mattia (until his death on October 2, 2011). Wilbur L. Ross, Jr. is a non-voting observer.  Jeffrey S. Brown and Sidney R. Brown attend Compensation Committee meetings but are not committee members.

None of the individuals who served on the committee during 2011 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.  In addition, during 2011, no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director positions.  The Nominating and Corporate Governance Committee gives a recommendation to the Board of Directors of the persons to be nominated by the Company for election.  The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank.  Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the Committee’s nominees for election.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.  The Committee believes potential directors should have industry expertise in areas of corporate governance, finance, banking, accounting, the economy, real estate, general business and other areas of importance to the Company, along with familiarity and knowledge of the business, political and economic environments for the markets the Bank serves, and the ability to provide management with guidance, ability to guide in the development and oversight of strategy.  The Committee and the Board of Directors may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.  The Board encourages, but does not require, directors to attend the annual meetings of shareholders.  Seven members of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation program for the last fiscal year applicable to the principal executive officer, principal financial officer and the other officers included in the summary compensation table (referred to as the “Named Executive Officers” or the “named officers”).

Executive Summary.  The 2011 fiscal year was another challenging year for the financial services industry, and the economy as a whole.  National and local economies continued to display the effects of the economic downturn. High unemployment, limited job growth and housing market distress weighed on consumer behavior, while uncertainty surrounding sales growth limited business borrowing and investment. During 2011, the Company took critical steps towards strengthening its balance sheet and foundation by raising approximately $100 million in additional capital and executing on its business plan. The capital raise provided the Company with new strategic partners and the financial flexibility to address problem credits. During 2011, the Company prudently managed its problem loan portfolio by taking appropriate charge-offs and building its allowance for loan losses. During 2011, the Company sold approximately $174.3 million of primarily legacy commercial real estate loans with a book balance of $159.8 million, further reducing the level of classified assets.  In addition to the capital and credit efforts, the Company continued to execute its strategic plan by growing its businesses and managing profitability. While commercial real estate lending was deemphasized in 2011, the Company’s specialty businesses (asset-based lending and medical lending) continued to grow, and increased product penetration in our commercial and industrial business led to a substantial increase in cash management services. The net interest margin expanded in 2011 through the careful administration of pricing strategies on loans and deposits. In addition, critical fee businesses such as Sun Financial Services, L.L.C. and Sun Home Loans, Inc. enjoyed record years in revenue. Through the Company’s efficiency initiatives, over $4.2 million in annualized expense and revenue efficiency gains were recorded.

The Compensation Committee took various actions in 2011 in order to reinforce its efforts to focus compensation on rewarding activities which promote safe growth of long-term shareholder value and retention of talented executives to further execute the Company’s strategic plan.  Such actions included:

•	Granting stock options to various newly hired management in order to align the interests of such management with the long-term interests of shareholders.

•
Granting stock options to the Named Executive Officers as performance and retention incentives. The performance incentives require that Company return on assets target metrics be achieved by December 31, 2013 in order for such equity awards to be earned.

•
The Compensation Committee reviewed its Charter and made revisions deemed appropriate to promote the effective management and oversight of the Company’s incentive compensation and risk management and general corporate governance.

Shareholder Advisory Votes on Compensation.   At the 2011 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company's executive compensation policies and practices as disclosed in the CD&A and the proxy by more than 98% of the shares voting on the matter.  In addition, the shareholders approved an advisory vote recommending that such advisory vote be taken every three years proxy by more than 75% of the shares voting on the matter.  The Company intends to follow this advisory vote on the three year frequency of such shareholder advisory votes.

Compensation Philosophy and Objectives.  The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the Named Executive Officers and other members of executive management (collectively, “Executive Management”).

In accordance with the Charter of the Company’s Compensation Committee, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievement;

•
Provide total compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to recruit and retain top quality, dedicated executives who are critical to its long-term success;

•
Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long term compensation opportunities as long-term shareholder value grows;

•
Annually, the Company establishes specific financial performance targets as well as non-financial targets that are defined by the Compensation Committee and are incorporated into the budgeting and planning process.  The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets and the goals of the Bank; and

•
Monitor the incentive compensation programs applicable to Executive Management and all employees to ensure that such programs do not expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable and pre-established parameters.

The Company’s compensation program is designed to promote performance by the Named Executive Officers and the entire Executive Management group as a team.  For 2011, as set by the Compensation Committee of the Board, performance of the Named Executive Officers was evaluated based upon weighted quantitative and qualitative goals; 40% weighted on core earnings, 20% for consistency of maintaining regulatory compliance, 40% based upon stabilizing/managing troubled loan portfolio, 10% for raising capital as appropriate and 10% for maintaining required regulatory capital levels.

The Company strives to provide each Named Executive Officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized community banks, both nationally and regionally, assuming the Company’s performance metrics are at budgeted, targeted levels.  The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and longer-term incentive compensation opportunities for its Executive Management.  In 2011, the Company made additional stock options awards to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals.  In 2012, the Company made additional awards of stock options and stock awards to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals. Generally, such equity awards become earned and non-forfeitable over a two, four or five year period in order to serve as a retention tool in addition to a compensation incentive.

Role of the Compensation Committee.  The Compensation Committee’s primary responsibility is to assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s Executive Management.  The Committee determines policies and decisions relative to salary, annual cash incentives, long-term equity-based incentives and other compensation programs for Executive Management, while taking into account appropriate risk management.  The CEO’s compensation, as set forth in his employment contract, is evaluated by the Compensation Committee and approved by the Board of Directors.

The Compensation Committee has periodically engaged compensation consultants and advisors to provide advice on both board and executive compensation issues and has the authority to retain advisors as needed.  During 2011, the Compensation Committee did not receive specific guidance from any such consultants with respect to compensation paid or awarded to the Named Executive Officers.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee maintains a dialogue with the Company’s Chairman, or his designee, to assist in analyzing existing compensation programs and studying proposed compensation program changes.   In 2011, such designee was the Company’s Vice Chairman, and he has provided guidance to the Committee regarding Executive Management performance evaluation, bonus plan recommendations, and other executive compensation matters.  As appropriate, the Committee requests the presence of the Company’s Vice Chairman and/or its President and CEO at Committee meetings to discuss executive compensation matters and to evaluate Company and individual performance.  Occasionally, other executives may be requested to attend a Committee meeting to provide pertinent financial, tax, accounting, peer data or operational information.  Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the compensation of the Company’s President and CEO directly with him, but final deliberations and all votes regarding the President and CEO’s compensation are made in executive session, without the President and CEO being present.  The Committee also determines the compensation for the other Named Executive Officers, based on the President and CEO’s recommendations and input from outside advisors and counsel when deemed necessary or appropriate.

Compensation Framework.  In developing and administering the Company’s executive compensation policies and programs, the Committee considers the following three aspects of the Compensation program:

•	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure;

•	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component; and

•
Relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components.  The Company’s executive compensation program includes the components listed below:

•
Salary - a fixed base salary generally set at competitive levels that reflect each executive’s position, individual performance, experience, and expertise.  Such base salary levels are reviewed annually by the Compensation Committee.

•
Annual Cash Incentive - a bonus pay program that varies based on individual, team and Company performance against annual business objectives; the Company communicates the associated performance metrics, goals, and bonus award opportunities to Executive Management as early in the fiscal year as is practical.  Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee.

•
Long-Term Incentives - equity-based awards with the compensation values driven by the long-term market performance of the Company’s stock price in order to align Executive Management pay with long-term shareholder interests.

•
Management Agreements - These agreements detail the rights and obligations of the employer and Executive Management in the event of termination of employment following a change-in-control transaction or other involuntary termination of employment.

•	Other Compensation - perquisites consistent with industry practices in comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary

The Company pays its executives salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment.  The Committee intends that salary, together with annual cash incentive and long-term incentives at targeted Company performance levels will fall between the market median and upper quartile when compared to market competitors for similar executive talent.

The Compensation Committee met in December 2010 and determined to increase the base salary of Mr. Geisel by $50,000 to $550,000 as of January 2011 (the first increase in his pay since his hiring in January of 2008).  Additionally, Mr. Crowl received an increase of $7,625 to $312,625 and Ms. Estep received an increase of $20,000 to $250,000 effective March 1, 2011.  Mr. Fouss received an increase of $5,000 effective March 1, 2011 and a $60,000 increase to $280,000 in conjunction with his promotion to Executive Vice President Wholesale Banking on May 11, 2011.  The CEO, the other Named Executive Officers and members of the Bank’s Executive Management are foregoing pay increases in 2012.

Annual Cash Incentive

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives.  This program, referred to as the Annual Cash Incentive Plan, provides annual cash incentive compensation for the Named Executive Officers and other Company employees.  For the 2011 fiscal year, the Compensation Committee established performance goals for the Named Executive Officers under the Annual Cash Incentive Plan.  The performance goals for 2011 included weighted quantitative and qualitative goals; 40% weighted on core earnings, 20% for consistency of maintaining regulatory compliance, 40% based upon stabilizing/managing troubled loan portfolio, 10% for raising capital as appropriate and 10% for maintaining required regulatory capital levels.

The Annual Cash Incentive program for Mr. Geisel, President and CEO, was detailed in Mr. Geisel’s employment agreement dated July 16, 2009.  Such program provides for a payment of a cash bonus calculated as a percentage of his base salary and is dependent upon the Company’s attainment of annually agreed upon financial targets.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, his bonus would be 70% of base salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of base salary; attainment of 105% of the approved financial targets will result in a bonus of 80% of base salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of salary.  Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of base salary) determined within the discretion of the Compensation Committee.  As with the other Named Executive Officers and Executive Management, the Compensation Committee also considered additional non-financial metrics including core earnings, consistency of maintaining regulatory compliance, stabilizing/managing troubled loan portfolio, raising capital as appropriate, and maintaining required regulatory capital levels and the overall organizational improvement year over year when determining Mr. Geisel’s discretionary cash payment.  Such bonus will be paid on or before March 15 following the completion of the Company’s fiscal year and its annual audit.

The Compensation Committee approved Annual Cash Incentive Awards in January 2012 for payment in March 2012 to certain Named Executive Officers based upon its consideration of securely managing and guiding the organization through a difficult economic environment, for creating a foundation for growth, the successful raising of $100 million in capital, closely managing the Company’s loan sale process and maintaining capital levels.  Cash incentive awards were made to the Named Executive Officers as follows:  Thomas Geisel - $110,000; Robert Crowl - $55,000, Michele Estep $40,000, and Bradley Fouss $40,000.  Such incentive awards may still be made within the discretion of the Compensation Committee, in circumstances where the financial performance targets were not met or if such targets are not established by the Compensation Committee.

Long-Term Incentives (“LTI”)

The Company believes that equity ownership by the Named Executive Officers and Directors aligns executive and director interests with those of the shareholders.  In 2004, the Company adopted the 2004 Stock-Based Incentive Plan.  This omnibus stock plan, as last amended in 2010, provides for granting of up to 4,900,000 shares of common stock in the form of incentive stock options, non-qualified stock options and full-value stock awards; provided that the number of shares which may be awarded as full-value stock awards shall not exceed 1,400,000 shares.  The Plan further permits the vesting of stock awards based upon achievement of Company performance measures as well as continued service.  In prior years, the Company has used stock options and full-value shares of Company stock as the primary vehicle for long-term incentive compensation for management and Directors.  In recent years, including in 2011 and 2012, additional stock options and/or stock awards were made to the Named Executive Officers and other members of the Executive Management as a long-term retention incentive and as part of an effort to adjust the cash-equity mix of compensation for these respective positions, in order to better align compensation with long-term shareholder interests.  Typically, such awards will vest over a two, four or five year period as determined by the Compensation Committee at the time of such award.

           In February 2011, the Compensation Committee approved stock option awards for Bruce Dansbury – 12,500 options; Rob Crowl – 30,000 options; Michele Estep – 20,000 options and Brad Fouss 7,500 options.  Mr. Geisel received no equity awards in 2011 for 2010 performance.

In 2010, the shareholders also approved the 2010 Performance Equity Plan permitting the award of up to 2,700,000 shares of Company Stock.  Awards under the plan were made in March 2011 in the form of stock options to purchase Company Stock at an exercise price equal to 110% of the fair market value of such Company Stock on the date of grant of such award.  A portion of such options become earned and first exercisable upon the Company’s attainment of specified performance by December 31, 2013.    A portion of such awards will be earned upon the Company achieving a minimum target return on average assets (“ROA”) of at least 0.80% or a peer group ranking of at least the median of such peer group  based upon ROA of the peer group companies  before an award is earned and such options may be first exercisable.   The maximum award will be earned if ROA equals or exceeds 1.05% and a peer group ranking based upon ROA of 75th percentile is achieved.   Awards under this plan were made on March 2, 2011, at an exercise price of $4.73. The Compensation Committee granted stock options to acquire the following maximum number of shares to the Named Executive Officers, as follows: Bernard Brown -208,032 stock options; Sidney Brown - 104,016 stock options; Thomas Geisel - 321,037 stock options; Bruce Dansbury - 150,790 stock options; Robert Crowl - 152,067 stock options; Michele Estep - 174,913 stock options; and Bradley Fouss - 195,903 stock options. Upon attainment of the defined performance measures, one-fourth of such award will be first exercisable and one-fourth annually thereafter, after a six month holding period is fulfilled.  Such stock options may not be exercised more than ten years from the initial date of grant.

Throughout 2011, the Management Team continued to focus on strengthening the balance sheet and executing the Company’s Strategic Plan.  The $100 million capital raise helped improve the Company’s Total Risk-Based Capital ratio to 15.22% at December 31, 2011, up from 12.68% at December 31, 2010. The problem loan sale combined with continued workout efforts resulted in an NPA to gross loans held-for-investment, loans held-for-sale and real estate owned ratio of 4.86% at the end of 2011, down considerably from a high during the year of 8.04% at March 31, 2011. Careful administration of loan and deposit pricing helped increase the net interest margin from 3.26% in the first quarter of 2011 to 3.54% in the fourth quarter of 2011. Commercial loan production increased to $323 million in 2011 from $237 million in 2010 and the Company witnessed continued growth in its specialty lines of business including healthcare and asset-based lending. In the Consumer business the Company continued to rationalize the branch network through the closing of one branch and the opening of two new branch prototypes. Over the past four years, the Company has sold or consolidated fourteen branches in an effort to make the branch network more efficient and reallocate resources to more attractive markets. For the full year 2011, the Company’s cost of interest bearing deposits equaled 0.83%, down from 1.15% for the full year 2010. Sun Financial Services gross revenue reached a record $3.3 million through the sale of insurance and alternative investment products, and Sun Home Loans originated $192 million of mortgage loans. The execution of these strengthening and growth strategies resulted in a net profit of $2.7 million in the third quarter of 2011, the Company’s first quarterly profit since the fourth quarter of 2008, and the Company was profitable in total for the second half of  2011.  In February 2012, the Compensation Committee awarded Thomas Geisel 19,298 stock awards and 36,134 stock options.  Additionally, Mr. Crowl received 8,845 stock awards and 15,776 stock options; Ms. Estep received 5,346 stock awards and 9,535 stock options; and Mr. Fouss received 5,346 stock awards and 9,535 stock options.

The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment, retention and promotion opportunities that might arise during the year and achievement of the annual performance goals and operating results of the Company throughout the year.  Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing.  Although the Company encourages its Executive Management and Directors to maintain investments in Company stock, the Company does not have any specific equity ownership requirements or guidelines.  The Company does not have any policy regarding members of Executive Management or Directors hedging the economic risks of equity ownership of Company stock, and the Company does not participate in any programs to facilitate this practice.

Management Agreements

The Company has Change-in-Control severance agreements with each of the Named Executive Officers (and an employment agreement with Mr. Thomas Geisel, President and Chief Executive Officer).  These arrangements provide the Named Executive Officers with income security including severance benefits in the event of a termination of employment following a change-in-control transaction.  The primary provisions of these agreements include that each Named Executive Officer with the exception of Michele Estep and Bradley Fouss, will be entitled to a severance payment of 2.999 times their average prior five year’s W-2 earnings in the event of termination of employment following a change of control transaction.  Ms. Estep and Mr. Fouss will be entitled to 1.5 times taxable prior calendar year earnings.  In addition, such individuals may continue medical and dental coverage for a period of up to eighteen months following termination of employment at the executive’s expense in accordance with COBRA.  Such agreement with Mr. Bruce Dansbury includes a provision for the payment of severance compensation equal to fifteen months of base salary and bonus in the event of the involuntary termination of employment of such executive officer independent of any change in control transaction, absent termination for “cause” as defined in such agreement.  Such severance payments are conditioned upon the executive complying with certain post-termination limitations on his or her business activities in competition with the Company following such termination of employment. Mr. Dansbury’s employment with the Company and the Bank terminated as of December 31, 2011.  On March 28, 2012, the Company paid Mr. Dansbury $310,000 as an agreed-upon severance payment and his Change-in-Control severance agreement was terminated.  In connection with this payment he agreed to forego receipt of payments for additional benefits upon termination.  The agreement with Robert Crowl, Chief Financial Officer, includes a severance provision of ten months of pay upon his involuntary termination within the first two years of employment and one year of severance eligibility following completion of two years of employment.  Ms. Estep’s agreement includes a severance provision upon involuntary termination equal to 50% of highest annualized base salary during the prior 12 month period plus an additional 7.69% for each completed year of employment in excess of 2 years, not to exceed 75% of highest base salary.  The agreement with Bradley Fouss, EVP Wholesale Banking does not include a severance provision for other involuntary termination; however, Mr. Fouss would be eligible for 26 weeks severance protection under the Banks’ existing severance policy.

In July 2009, the Company entered into an employment agreement with Mr. Thomas Geisel, President and CEO, replacing the existing change in control severance agreement and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The financial terms of the employment agreement are similar to the prior change in control agreement.  In addition, the employment agreement includes a “claw back” provision that provides for the repayment of bonuses and incentive compensation in certain circumstances as described below.  The term of the employment agreement is for 36 months, unless it is terminated earlier in accordance with its provisions. Additionally, on December 31, 2009 and each December 31 thereafter, the term of the agreement will automatically extend for a new period of 36 months; unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term of the agreement shall not be renewed.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Agreement) equal to the sum of the following (multiplied by 24):

(i)           the average of his monthly base salary in effect for the 36-month period (or immediately prior to his termination; and

(ii)           the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Company’s Performance Bonus Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30 day period following receipt of notice from Mr. Geisel that he intends on resigning. He will also not be entitled to any compensation or other benefits under the Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Company or the Bank (as defined in the Agreement), he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company and the Bank for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Company.   As such, a portion of such payments could be non-deductible by the Company for federal tax purposes.

The Agreement provides that Mr. Geisel would be obligated to repay (upon demand by the Compensation Committee) any bonus or incentive compensation paid or payable by the Company or the Bank during his employment in the event that such payments were based on either (i) materially inaccurate financial statement or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised. Any such demand for repayment must be made within two years of the date of payment of the bonus or incentive compensation payment other than in the event of fraud or intentional misconduct in which the demand period shall not be limited.

For a period of 20 months following termination of employment or 18 months following termination of employment after a change in control event, Mr. Geisel will be subject to non-competition limitations related to employment with a financial institution engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Mr. Geisel will have a work location within 25 miles of any office of the Company or any subsidiary existing as of the date of such termination of employment; provided, however, Mr. Geisel may request a waiver from the Company with respect to the non-compete limitations on a case by case basis at any time in order to permit him to engage in investment banking or private equity investment activities, and the Company agrees that it will review such request.

Other Compensation

The Named Executive Officers (except Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) participate in the Company’s broad-based employee benefit  plans, such as medical, dental and supplemental disability insurance programs and the 401(k) plan with a Company matching contribution. Messrs. Geisel and Dansbury received an allowance for Country Club Memberships in 2011 and Mr. Geisel will continue to receive this allowance in 2012.  Mr. Geisel receives a monthly automobile allowance.  Mr. Dansbury, Mr. Crowl, Ms. Estep and Mr. Fouss are provided with use of a company owned vehicle in 2011.  This benefit has ceased for Mr. Dansbury.  The Company maintains an executive long-term supplemental disability pay policy for its senior management providing compensation to such individuals in the event of disability for a period of up to one year following a determination of such long-term disability. Such policy will pay the affected senior officer an amount equal to such individual’s monthly salary less the amount of such disability benefits paid by the State and/or received from the basic long term disability plan for a period of up to one year. Each Named Executive Officer is eligible to participate in the Company’s employee term life insurance program (with such death benefit equal to two times current annual base salary, to a maximum death benefit of $400,000).  In addition, the Company maintains a supplemental term life insurance policy for the benefit of Mr. Geisel in the amount of $900,000.

Summary of Pay Components

The Company uses the pay components discussed above in an effort to balance various objectives.  The Company seeks to balance short-term and longer-term performance targets, so annual incentives are combined with long-term incentives.  The compensation framework seeks to balance the executives’ need for current cash, economic security, and funds to cover taxes due on long-term incentives (with salary and annual cash incentives) with the need for alignment of executives’ long-term interests with those of shareholders through vehicles such as equity grants.  These components provide some measure of security with competitive base salaries and overall employee benefit programs, while motivating executives to focus on the strategic goals that will produce outstanding Company financial performance, increases in long-term shareholder value and long-term wealth creation for the executives.

Pay Level.  Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for other members of the management team within the Company, pay levels in the marketplace for similar positions, individual performance and Company operating results.  The Compensation Committee is responsible for approving pay levels for the Named Executive Officers.  The CEO, other Named Executive Officers and members of the Bank’s Management Committee are foregoing pay increases in 2012.

As noted earlier, the Company’s compensation program is designed to position an executive’s total compensation opportunity at competitive levels among comparable regional and national community banks, assuming the Company’s financial performance is at expected target levels.  Total compensation consists of base salary, annual cash incentives, and long-term incentives in the form of stock options and stock awards and all other forms of compensation, including the 401(k) Company matching contribution, insurance premiums, and perquisites, including use of a company owned vehicle and fees for country club memberships.

The primary data source used in setting competitive market levels for Named Executive Officers’ pay is the information publicly disclosed by other comparable community banks.  These comparable companies are reviewed periodically and may change from time-to-time. These companies, which have been carefully reviewed and considered by the Board of Directors and the Compensation Committee, include community banks of similar size and business strategy both nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region.  Additionally, recognized third party published surveys were purchased for use in evaluating competitive compensation.  During 2011, the Bank utilized  McLagan Partners Regional and Community Banks Survey, McLagan Commercial-Middle Market Lending, Towers Watson Financial Services Executive and the Crowe Horwath-New Jersey Bankers surveys  The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the Executive Management group.  The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.  There is no formulaic approach between the market data reviewed each year, year-to-year changes in the market data, and the compensation decisions made by the Compensation Committee.  Comparative data is reviewed for all Named Executive Officers with regard to base salary, cash bonus, long term incentives, and total compensation.  Generally, the Company targets salaries at the 50th percentile of peer group base salary data.  The 50th percentile is also targeted for cash bonus, long term incentives, and total compensation.  Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals may vary materially based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive with necessary skill levels and experience.  Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.  In some instances, the amount and structure of compensation is also a result of arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

The Compensation Committee reviews the total compensation paid to the CEO and Executive Management in comparison to sixteen other peer group companies.   These peer group companies are:  Alliance Financial Corp; Community Bank System, Inc.; Financial Institutions Inc.; First Commonwealth Financial; Hudson Valley Holding Corp; Lakeland Bancorp, Inc.; Metro Bancorp, Inc.; NBT Bancorp, Inc.; National Penn Bancshares Inc; Peapack Gladstone Financial Corp; Royal Bancshares/PA; S&T Bancorp, Inc.; Sandy Spring Bancorp, Inc.; Sterling Bancorp-NY; Tompkins Financial Corp; Univest Corp of Pennsylvania.  Additionally, for general research and consistency validation, data from a larger mix of Regional banks with assets between $3 billion and $5 billion is sometimes included as a point of reference.   Similar analysis is also undertaken for the other Named Executive Officers using these peer group companies.

Relationship of Executive Compensation to Performance.  The Compensation Committee believes that in order for the Company to be successful in its efforts to increase and maintain long term shareholder value and increase the Company’s operating efficiencies, it is important to focus compensation programs for Executive Management, and particularly the Named Executive Officers, to be dependent upon the principles of pay-for-performance.   Mr. Geisel’s compensation program  is strongly focused on providing increased incentives, including cash, stock and stock option awards, based upon attainment of financial performance measures  (specifically, achievement of profitability targets).  Similar incentives were implemented for the other Named Executive Officers and other members of the Executive Management team.  The Company has never been required to restate performance measures upon which performance-based compensation is determined.  The Company does not have a policy regarding recovery of performance-based compensation awards in the event of such financial restatements or recalculations of goals; provided, however, as previously noted under “Management Agreements,” the employment agreement between the Company and Mr. Geisel does include a provision for the forfeiture of previously awarded bonus and incentive compensation (upon demand by the Compensation Committee) in the event that such payments were based on either (i) materially inaccurate financial statement or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised.  A similar policy for forfeiture of performance based compensation will be added for the other Named Executive Officers, and members of the Bank’s Executive Management for 2012.  During 2011, the Compensation Committee has reviewed the Company’s incentive compensation programs with the Company’s senior risk officers and has made reasonable efforts to ensure that the Company’s incentive compensation programs do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Tax and Accounting Considerations.  The Company takes into account the tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

            Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2011 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code.  Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code.  Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:  Eli Kramer, Committee Chairman, and Anthony R. Coscia

COMPENSATION RISK ASSESSMENT

During the 2011 fiscal year, Executive Management has conducted an updated Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee.   This Compensation Risk Assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary.  The following table sets forth the cash and non-cash compensation awarded to or earned during the last three fiscal years by our Named Executive Officers in all capacities to the Company and the Bank.

	Year	Salary	Bonus(1)	Stock Awards (2)	Option Awards (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Bernard A. Brown	2011	$356,400	$-	$-	$-		$-	$-	$356,400
Chairman	2010	356,400	-	140,250	347,718		1,099,036	-	1,943,404
	2009	356,400	-	-	-		-	-	356,400

Sidney R. Brown	2011	$178,200	$-	$-	$-		$-	$-	$178,200
Vice Chairman,	2010	178,200	-	140,250	462,594	(6)	-	-	781,044
Treasurer and Secretary	2009	178,200	-	-	-		-	-	178,200

Thomas X. Geisel	2011	$550,000	$110,000	$-	$-		$-	$48,981	$708,981
President and CEO	2010	500,000	300,000	279,550	528,146		-	47,970	1,655,666
	2009	500,000	225,000	-	-		-	255,169	980,169

Robert B. Crowl (7)	2011	$311,452	$55,000	$-	$80,265		$-	$8,213	$454,930
Executive Vice President	2010	253,199	80,000	35,100	21,273		-	129,785	519,357
And Chief Financial Officer

A. Bruce Dansbury
Former Executive Vice	2011	$310,000	$-	$-	$33,444		$-	$323,596	$667,040
President and Chief	2010	310,000	113,000	-	-		-	13,165	436,165
Operating Officer	2009	310,000	13,750	97,289	70,267		-	19,458	510,764

Michele B. Estep	2011	$246,923	$40,000	$-	$40,024		$-	$13,316	$340,263
Executive Vice President	2010	230,000	30,000	-	-		-	12,889	272,889
and Chief Administrative	2009	227,346	10,750	83,122	44,433		-	11,284	376,935
Officer

Bradley J. Fouss	2011	$258,462	$40,000	$-	$15,009		$-	$8,266	$321,737
Executive Vice President	2010	215,000	30,000	-	-		-	7,526	252,526
And Director of Wholesale	2009	198,173	6,500	22,995	15,837		-	5,921	249,426
Banking

_________________
(1)
In consideration for the elimination of the Section 280G tax gross-up provision related to their respective change in control severance agreements, Mr. Geisel and Mr. Dansbury received cash payments in 2010 in the amounts of $250,000 and $103,000, respectively.  Discretionary cash bonuses earned by executive management in 2011 and paid in 2012: Mr. Geisel - $110,000; Mr. Crowl - $55,000; Ms. Estep - $40,000; Mr. Fouss - $40,000.   Discretionary cash bonuses earned by executive management in 2010 and paid in 2011: Mr. Geisel - $50,000; Mr. Crowl - $40,000; Mr. Dansbury - $10,000; Ms. Estep - $30,000; Mr. Fouss - $30,000. As part of his offer agreement, Mr. Crowl received a $40,000 signing bonus in 2010. Discretionary cash bonuses for 2009 earned by executive management in 2009 and paid in 2009: Mr. Dansbury - $13,750; Ms. Estep - $10,750; Mr. Fouss - $6,500.  Discretionary cash bonuses for 2009 earned by executive management in 2009 and paid in 2010: Mr. Geisel – $25,000.  No cash bonuses for 2008 were awarded to executive management. As part of his 2009 and 2008 employment agreement, Mr. Geisel was awarded signing bonuses of $200,000 and $250,000, respectively.

(2)
The amount represents the aggregate fair value of the restricted stock units on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC 718”).   Effective February 28, 2010, the SEC changed its disclosure requirements with respect to stock and option grants.  Previously, only the financial statement expense was required to be disclosed.  Prior periods have been restated to reflect the change in disclosure requirements.  See Note 2 of our Notes to Consolidated Financial Statements included in our Annual Report to Shareholders which accompanies this proxy statement for the assumptions used in calculating the grant date fair value.

(3)
The amount shown represents the aggregate fair value of the options on the date of grant, calculated in accordance with FASB ASC 718.  See Note 2 of our Notes to Consolidated Financial Statements included in our Annual Report to Shareholders which accompanies this proxy statement for the assumptions used in calculating the grant date fair value. On March 2, 2011 the named executives were awarded stock options under the 2010 Performance Equity Plan as detailed in the “Compensation Discussion and Analysis--Long-Term Incentives” at page 18 and the grant of equity awards table on page 28.  As of December 31, 2011, the Company believes that the value of such awards based upon the probable outcome of such performance conditions is $0 for each of the named executives.   The Company’s Compensation Committee does have the authority to modify the performance conditions of such awards

(4)	Includes increase in the present value of the accumulated benefits under the Salary Continuation Plan for the benefit of Mr. Bernard Brown.
(5)
The components of all other compensation in 2011 for Mr. Geisel are an automobile allowance and related expenses of $28,560, country club membership, including deposits, of $11,616 and employer contributions under 401(k) plan of $8,805.  The components of all other compensation in 2011 for Mr. Crowl are personal use auto expenses of $3,887, employer contributions under the 401(k) plan of $3,246 and a cell phone allowance of $1,080.   The components of all other compensation in 2011 for Ms. Estep are personal use auto expenses of $5,325, employer contributions under the 401(k) plan of $7,111 and a cell phone allowance of $880.  The components of all other compensation in 2011 for Mr. Fouss are personal use auto expenses of $2,202, employer contributions under the 401(k) plan of $3,404, employee referral fees of $2,000 and a cell phone allowance of $660. In 2011, all other compensation for Mr. Dansbury includes a severance payment of $310,000 earned in 2011 and paid in 2012.  The other components of all other compensation in 2011 for Mr. Dansbury are country club membership of $4,557, personal use auto expenses of $1,292, employer contributions under the 401(k) plan of $7,117 and a cell phone allowance of $630.

(6)
Includes awards in consideration for the elimination of the Section 280G tax gross-up provisions related to his change in control severance agreement. Mr. Brown was awarded 19,120 incentive stock options at an exercise price of $5.23 per share and 27,917 non-qualified options at an exercise price of $4.75 per share.

(7)	Mr. Crowl was hired as Executive Vice President and Chief Financial Officer effective March 4, 2010. His 2010 annual base salary of $305,000 is pro-rated based on his hire date.

Stock Option Plans.  The Company’s stock option plans include the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan, the 2004 Stock-Based Incentive Plan, the 2010 Stock-Based Incentive Plan and the 2010 Performance Equity Plan.  Each of these plans has been approved by the Company’s shareholders.

Options granted may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-incentive stock options.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant.  Option shares may be paid for in cash, shares of the common stock, or a combination of both.  Options are generally exercisable for a period of ten years from the date of grant.

The following table sets forth information concerning the stock options and stock awards granted to the named officers during 2011.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (#)		Maximum (#)		Numb er of Shares of Restricted Stock	All Other Options Adwards: Number of Securities Underlying Options	Exercise Price	Grant Date Fair Value

Bernard A. Brown	03/02/11	138,688		208,032		-	-	$4.73	-
Sidney R. Brown	03/02/11	69,344		104,016		-	-	$4.73	-
Thomas X. Geisel	03/02/11	214,024		321,037		-	-	$4.73	-
Robert B. Crowl	03/01/11	-		-		-	30,000 (3)	$4.32	$80,265
	03/02/11	91,240		152,067		-	-	$4.73	-
Michele B. Estep	03/01/11	-		-		-	20,000 (3)	$4.32	$40,024
	03/02/11	104,948		174,913		-	-	$4.73	-
Bradley J. Fouss	03/01/11	-		-		-	7,500 (3)	$4.32	$15,009
	03/02/11	30,785		49,256		-	-	$4.73	-
A. Bruce Dansbury	03/01/11	-		-		-	12,500 (4)	$4.32	$33,444
	03/02/11	90,474	(4)	150,790	(4)	-	-	$4.73	-

______________
(1) (2)
Such option awards are based upon performance conditions referenced at “Compensation Discussion and Analysis — Long Term Incentives” at page 18.
The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2011 Audited Financial Statements for additional discussion on valuation methodology. Excludes for equity awards subject to performance conditions, the grant date fair value based upon the probable outcome of such awards determined at the date of award. As of December 31, 2011, the Company’s Compensation Committee believes that such awards have a value of $0 based upon the probable outcome of such performance conditions.  The calculated grant date fair value of these options at the threshold level was as follows:  Mr. Bernard Brown - $356,400; Mr. Sidney R. Brown - $178,200; Mr. Thomas X. Geisel - $550,000; Mr. Robert B. Crowl - $234,469; Ms. Michele B. Estep - $187,500; and Mr. Bradley J. Fouss - $55,000.

(3)	These restricted stock units and stock options vest evenly over five years beginning one year after the date of grant.
(4)	These stock options expired as of December 31, 2011 as Mr. Dansbury was no longer employed by the Company as of that date.

The following table sets forth information concerning the stock options and restricted stock units held by the named officers at December 31, 2011:

Name	Number of Securities Underlying Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Stock Units		Market Value Unvested Stock Awards ($)(9)
	Exercisable	Unexercisable

Bernard A. Brown	258,553	-		-	$8.09	02/02/2012	-		$-
	29,654	-		-	15.33	05/08/2016	-		-
	56,800	56,800	(2)	-	5.10	09/24/2020	13,750	(3)	33,275
	-	-		138,688	4.73	03/01/2021	-		-
Sidney R. Brown	36,935	-		-	8.09	02/02/2012	-		-
	162,517	-		-	8.09	01/23/2012	-		-
	14,781	-		-	15.33	05/08/2016	-		-
	58,410	38,940	(3)	-	10.76	01/22/2018	-		-
	27,917	-		-	4.75	05/20/2020	-		-
	19,120	-		-	5.23	05/20/2015	-		-
	14,781	-		-	15.33	05/08/2016
	56,800	56,800	(2)	-	5.10	09/24/2020	13,750	(3)	33,275
	-	-		69,344	4.73	03/01/2021	-		-
Thomas X. Geisel	101,978	101,982	(4)	-	11.90	01/07/2018	21,022	(4)	50,873
	-	75,000	(5)	-	3.98	01/21/2020	35,000	(5)	84,700
	56,800	56,800	(6)	-	5.10	09/24/2020	13,750	(3)	33,275
				214,024	4.73	03/01/2021	-		-
Robert B. Crowl	-	10,000	(7)	-	3.51	03/04/2020	10,000	(7)	24,200
	-	30,000	(3)	-	4.32	03/01/2021	-		-
	-	-		91,240	4.73	03/01/2021	-		-
A. Bruce Dansbury	88,642	-		-	8.09	01/23/2012	-		-
	22,048	-		-	14.70	03/31/2012	-		-
	33,000	-		-	3.54	03/31/2012	-		-
	-	-		90,474(10)	4.73	03/01/2021	-		-
Michele B. Estep	3,674	1,838	(8)	-	11.94	03/31/2018	5,440	(7)	13,165
	30,000	-		-	3.54	12/17/2019	8,686	(7)	21,020
		20,000	(3)	-	4.32	03/01/2021	-		-
	-	-		104,948	4.73	03/01/2021	-		-
Bradley J. Fouss	1,404	-		-	9.34	12/19/2012	1,378	(7)	3,335
	4,861	-		-	17.49	08/01/2015	5,488	(7)	13,281
	6,366	-		-	16.10	04/02/2017	-		-
	1,900	7,600	(3)	-	3.74	03/12/2020	-		-
	-	7,500	(3)	-	4.32	03/01/2021	-		-
	-	-		30,785	4.73	03/01/2021	-		-

____________
(1)
Options awarded under the 2010 Performance Equity Plan with vesting conditioned upon attainment of performance conditions detailed at “Compensation Discussion and Analysis — Long Term Incentives” at page 18.

(2)	These stock options and restricted stock units vested 25% immediately with the remaining 75% to vest evenly over three years.
(3)	These stock options vest one-fifth per year starting on the one-year anniversary of the date of grant.
(4)	These restricted stock units and stock options vest 25% on the second-year anniversary of the date of grant and 25% annually thereafter.
(5)	These restricted stock units and stock options vest on the second-year anniversary of the date of grant.
(6)	These restricted stock units vest one-half on the eighteen-month anniversary of the date of the award and the remaining amount vesting on the four-year anniversary of the date of the award.
(7)	These restricted stock units vest on the fourth-year anniversary of the date of grant.
(8)	These stock options vest one-third per year starting on the two-year anniversary of the date of grant.
(9)	Represents the closing market value of the Company’s common stock on December 31, 2011 of $2.42.
(10)	These stock options expired as of December 31, 2011 as Mr. Dansbury was no longer employed by the Company as of that date.

The following table shows stock option exercises by the named officers and stock vesting during 2011.

	Stock Options		Stock Award Units
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number Vested	Value Realized on Vesting (2)

Bernard A. Brown	-	-	6,875	$17,944
Sidney R. Brown	-	-	6,875	17,944
Thomas X. Geisel	-	-	17,387	68,086
Robert B. Crowl	-	-	-	-
A. Bruce Dansbury	-	-	38,809	97,587
Michele B. Estep	-	-	13,200	30,360
Bradley J. Fouss	-	-	2,756	8,103
______   ______
(1)          (1)    Value represents market value of the Company’s common stock at exercise less the exercise price.
(2)          (2)    Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments on Termination or Change in Control

Management Severance Agreements.  The Company has entered into change in control severance agreements with certain executive officers.

The agreement with Bernard Brown is for a three-year term.  If Mr. Brown is terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he will be entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years.  The agreement may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board’s sole discretion.

The agreement with Sidney Brown is for a three-year term, and the agreement with Bruce Dansbury is for a twenty-four month term.  If the officer is terminated without just cause within eighteen months following a change in control, the officer would be entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years.  No payments are due under the agreements if the officer is terminated for cause following a change in control of the Company or the Bank.

The agreement with Bruce Dansbury also provides for a severance payment representing fifteen months of continued salary and bonus payments in the event of a termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control transaction and provided that the executive complies with the non-competition requirements of such agreement.  In addition, the Executive and his dependents shall be eligible to continue coverage under the Company’s or the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of eighteen months following the date of termination of employment at the Company’s expense.  Mr. Dansbury terminated employment effective December 31, 2012.   In March 2012, Mr. Dansbury received a payment of $310,000 as an agreed upon severance payment, and he agreed to forego the right to premium reimbursement for benefits.

The Company has entered into a Change-in-Control Severance Agreement with Robert Crowl which provides that he will be entitled to a severance payment equal to 2.999 times his average annual taxable compensation for the prior five years in the event of his involuntary termination of employment within 18 months following a change-in-control transaction.  The agreement with Mr. Crowl also provides for an escalating severance payment based on length of service in the event of termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control.  His severance payment is based on average base salary and bonus for the prior three years and begins at 8/12 of the average base salary and bonus, increasing to 10/12 during 2010 and increasing up to 100% of average base and bonus after two years of service as of March 4, 2012.

The Company has also entered into Change-in-Control Severance Agreements with Bradley Fouss and Michele Estep which provide for a severance payment equal to 1.5 times the W-2 earnings from the most recent completed year.  Additionally, the agreement for Ms. Estep provides for an escalating severance payment based on length of service in the event of termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change of control.  Severance for Ms. Estep is based on base salary beginning at an amount equal to 50% of highest annualized base salary increasing 7.69% for each completed year of service exceeding 2 years not to exceed 75% of highest base salary. Ms. Estep’s agreement also provides for 18 months benefit coverage at bank's expense.  Mr. Fouss does not have severance clause in his agreement relating to termination absent change-in-control.  However Mr. Fouss would be eligible for severance under the Bank’s established severance policy equal to 40 weeks of current base salary with benefit continuation during the severance period.

Geisel Employment Agreement.  As referenced under the “Compensation Discussion and Analysis” Section, on July 16, 2009, the Company entered into an employment agreement (the “Geisel Employment Agreement”) with Mr. Thomas X. Geisel, President and Chief Executive Officer. The Geisel Employment Agreement replaced the Management Change in Control Severance Agreement dated December 18, 2008 and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The term of the Geisel Employment Agreement will continue for 36 months, unless it is terminated earlier in accordance with its provisions.  Additionally, on December 31, 2009 and each December 31 thereafter, the term of the Geisel Employment Agreement will automatically extend for a new period of 36 months, unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term shall not be renewed.  The Geisel Employment Agreement provides for an initial base salary of $500,000 per year.  Mr. Geisel also is eligible to participate in any of the Company’s bonus, benefit, retirement and welfare plans and programs for which he is or will be eligible.  Mr. Geisel is also eligible to receive grants of options to purchase shares of the Company’s common stock and shares of restricted stock with the number of options and restricted stock to be determined based upon achievement of certain financial targets to be agreed upon annually.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Geisel Employment Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Geisel Employment Agreement) equal to the sum of the following (multiplied by 24):

(i)	the average of his monthly base salary in effect for the 36-month period (or immediately prior to his termination; and

(ii)
the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Company’s Performance Bonus Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30-day period following receipt of notice from Mr. Geisel that he intends on resigning.  He will also not be entitled to any compensation or other benefits under the Geisel Employment Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Company, he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Geisel Employment Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Company.  As such, such payments may result in him receiving a payment that is subject to a 20% excise tax.  Provisions related to a tax gross-up of any excise tax obligations of Mr. Geisel were removed from the agreement in 2010.

As noted above, the named officers are parties to various agreements that provide for payments in connection with any termination of their employment.  The following table shows the payments that would be made to the named officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year ended December 31, 2011.

	Death	Disability	Retirement	Termination following Change in Control	Termination Without Cause (1)	Termination With Cause
Bernard A. Brown
Chairman
Management Severance Agreement	$-	$-	$-	$2,802,883	$-	$-
Restricted Stock(5)	14,070	14,070	-	33,275	-	-
Options(2)	-	-	-	-	-	-
Salary Continuation Plan(3)	-	-	1,099,036	-	-	-

Sidney R. Brown
Vice Chairman, Treasurer and Secretary
Management Severance Agreement	$-	$-	$-	$1,152,579	$-	$-
Restricted Stock(5)	14,070	14,070	-	33,275	-	-
Options(2)	-	-	-	-	-	-

Thomas X. Geisel
President and Chief Executive Officer
Employment Agreement(4)	$-	$1,265,000	$-	$2,441,387	$1,456,667	$-
Benefits Continuation(4),(6)	-	66,927	-	-	-	-
Restricted stock(5)	136,516	136,516	-	168,848	-	-
Options(2)	-	-	-	-	-	-

Robert B. Crowl
Executive Vice President and Chief Financial Officer
Management Severance Agreement	$-	$-	$-	$1,105,807	$312,625	$-
Benefits Continuation(6)	-	13,618	-	30,871	30,871	-
Executive LTD(7)	-	312,625	-	-	-	-
Restricted stock(5)	11,056	11,056	-	24,200	-	-
Options(2)	-	-	-	-	-	-

Michele B. Estep
Executive Vice President and Chief Administrative Officer
Management Severance Agreement	$-	$-	$-	$432,141	$163,450	$-
Benefits Continuation(6)	-	12,819	-	-	31,640	-
Executive LTD(7)	-	250,000	-	-	-	-
Restricted Stock(5)	27,398	27,398	-	34,185	-	-
Options(2)	-	-	-	-	-	-
Bradley J. Fouss
Executive Vice President and Director of Wholesale Banking
Management Severance Agreement	$-	$-	$-	$409,332	$215,385	$-
Benefits Continuation(6)	-	12,841	-	34,784	9,878	-
Executive LTD(7)	-	280,000	-	-	-	-
Restricted Stock(5)	12,660	12,660	-	16,616	-	-
Options(2)	-	-	-	-	-	-

A. Bruce Dansbury
Former Executive Vice President and Chief Operating Officer(8)	$-	$-	$-	$-	$-	$-
Management Severance Agreement	-	-	-	-	310,000	-
Benefits Continuation	-	-	-	-	-	-
Executive LTD	-	-	-	-	-	-
Restricted Stock	-	-	-	-	-	-
Options	-	-	-	-	-	-
_________
(1)	Termination without cause includes involuntary termination by the Company or termination by the Executive for “good reason.”

(2)
Represents accelerated vesting of stock option awards.   As of December 31, 2011, the market price of the common stock was $2.42 which is below the option exercise price. As such, the Options have no payout value as of December 31, 2011.

(3)
Pursuant to a Salary Continuation Plan approved by the Company in 2010, Mr. Brown is eligible upon retirement to continue to receive payment of his salary for a period of 36 months as Chairman Emeritus.

(4)	Employment Agreement effective July 16, 2009.
(5)
Represents accelerated vesting of stock awards upon change in control and pro rata vesting of stock awards upon death, disability and termination without cause.  As of December 31, 2011, the market price of the common stock was $2.42.

(6)
Benefits continuation includes medical, dental and life insurance for Mr. Geisel per the terms of the July 16, 2009 Employment Agreement based upon information available as of December 31, 2011.  Benefit continuation for Mr. Crowl, Ms. Estep and Mr. Fouss includes continuation of medical and dental insurances for 18 months.

(7)	Executive LTD consists of one year of salary continuation upon disability.
(8)
Mr. Dansbury’s employment with the Company and the Bank terminated as of December 31, 2011.  Mr. Dansbury received a payment of $310,000 as agreed-upon severance and he agreed to forego the right to receive premium reimbursement for benefits.

Pension Benefits. The following table provides information with respect to each defined benefit pension plan in which a Named Executive Officer may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number Of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Bernard Brown	Salary Continuation Plan	26 years	$1,099,036	$0
______   ____________
(1)	Projected payout amount based upon salary as of December 31, 2011 of $356,400.

The Company has approved, but has yet to enter into, a salary continuation plan as identified above. The purpose of the salary continuation plan is to provide Mr. Bernard Brown with retirement benefits in the form of salary continuation for thirty-six months following his retirement or in the event of his death or disability. Any payments to be made to Mr. Bernard Brown pursuant to the salary continuation plan may require prior regulatory approval

DIRECTOR COMPENSATION

Meeting Fees.  For the year ended December 31, 2011, each member of the Board of Directors (excluding the Chairman, Vice Chairman and President – who are compensated as executive officers of the Company) received a fee of $1,500 for each regularly scheduled board meeting and $1,000 for each regularly scheduled committee meeting attended.  In addition, directors receive meeting fees for special conference call meetings of the board and committees at the discretion of the Chairman, Vice Chairman, President or Committee Chair, generally $1,000.  With the exception of one director, meeting fees are paid in the form of shares of the Company’s common stock. Due to limitations on the percentage ownership of the Company he may own, Director Ross’ meeting fees are paid in cash rather than stock.

Other Compensation.  As part of their director compensation for 2011, each director (excluding the Chairman, Vice Chairman and President) received shares of the Company’s common stock worth $6,000; with the exception of Director Ross who received cash. Directors who did not serve as such for the entire year received a prorated portion.

Retainers.  For 2011, the Audit Committee chairman received an annual retainer of $23,000, other committee chairmen received an annual retainer of $20,500 and each other director, except the Chairman, Vice Chairman and employee directors of the Company, received an annual retainer of $18,000.  Directors may elect payment in cash or shares of Company common stock.  Directors who did not serve as such for the entire year received a prorated portion.

Directors Deferred Fee Plan. The director may elect to defer receipt of shares earned as director compensation pursuant to the terms of the Company’s Directors Deferred Fee Plan which was adopted by the Board in April 2009.

Set forth below is a table providing information concerning the compensation of the directors of the Company for 2011.

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)(5)	Option Awards	All Other Compensation	Total

Bernard A. Brown(1)	$-	$-	$-	$-	$-
Wilbur L. Ross, Jr.	43,000	-	-	-	43,000
Jeffrey S. Brown	4	37,996	-	-	38,000
Sidney R. Brown(1)	-	-	-	-	-
Peter Galetto, Jr.	3	70,997	-	-	71,000
Thomas X. Geisel(1)	-	-	-	-	-
Douglas J. Heun(6)	2	4,707	-	-	4,709
Anne E. Koons	18,004	19,996	-	-	38,000
Eli Kramer	2	74,998	-	-	75,000
Alfonse M. Mattia(7)	15,378	31,997	-	-	47,375
Anthony R. Coscia	4	38,913	-	-	38,917
William J. Marino	1	41,290	-	-	41,291
_______________
(1)
These individuals served as executive officers of the Company during 2011 and were compensated as executive officers.  They did not receive compensation in their capacity as directors during 2011.  Their compensation is discussed above under Executive Compensation.

(2)	Includes cash payment which resulted from payout of fractional shares earned during 2011.
(3)
Stock compensation includes aggregate shares received, including those deferred under the Plan, with a fair value of $3.66 and $2.38, respectively, for each director:  Jeffrey S. Brown – 4,371 and 9,243; Peter Galetto Jr. – 8,902 and 16,141; Douglas J. Heun – 1,286 and 0; Anne E. Koons – 2,322 and 4,831; Eli Kramer – 8,891 and 17,839; Alfonse M. Mattia – 5,054 and 5,672; Anthony R. Coscia – 4,371 and 9,628; and William J. Marino – 5,009 and 9,646. The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2011 Audited Financial Statements for additional discussion on valuation methodology.

(4)
Compensation paid to a director may be deferred under the Directors Deferred Fee Plan until the director retires or otherwise terminates service.  Such compensation deferred will be paid out in the future in the form of Company common stock. Included in the aggregate stock compensation is shares deferred under the Plan, with a fair value of $3.66 and $2.38, respectively, for each director: Douglas Heun – 1,286 and 0; and Eli Kramer – 8,891 and 17,839.

(5)
As of December 31, 2011, the number of shares deferred under the Plan for each director:  Eli Kramer – 55,433.  Upon his resignation from the Board, Mr. Heun’s shares held under the Plan were liquidated in full.

(6)	Mr. Heun resigned from the Board of Directors effective January 31, 2011.
(7)	Alfonse Mattia died on October 2, 2011.

RELATED PARTY TRANSACTIONS

Bernard A. Brown, the Chairman of the Board of Directors, is an owner of Vineland Construction Company which leases office space to the Company and has been engaged by the Company to act as project manager for various matters. In addition, Arctic Realty Company LLC has been engaged by the Company to act as project manager and the Company entered into an agreement with Arctic Realty Company LLC as of December 31, 2008 to lease office space beginning in 2009.  The Company paid approximately $564 thousand and $338 thousand to Vineland Construction Co. and Arctic Realty Company LLC, respectively, during 2011.

Anne E. Koons, a director, is the sole owner of ABK Realty, which leases office space and land to the Company.  The Company paid approximately $365 thousand to ABK Realty during 2011.

Bernard A. Brown, the Chairman of the Board of Directors, and directors Sidney R. Brown, Jeffrey S. Brown and Anne E. Koons and former director Ike Brown, are all parties to an Agreement, pursuant to which they and others affiliated with them purchased the Company’s common stock and Series B Preferred Stock in connection with the Private Placement on September 22, 2010.  Wilbur L. Ross, Jr., a director, is Chairman and Chief Executive Officer of WL Ross & Co. LLC, an affiliate of which is a party to an Agreement, pursuant to which it purchased the Company’s common stock and Series B Preferred Stock in connection with the Private Placement on September 22, 2010.  The securities purchase agreements entered into between the Company and these parties gave these investors contractual “gross-up” rights in connection with the sale by the Company of additional shares of common stock.  These rights entitled these parties to purchase shares at the public offering price less an underwriting discounts.

Peter Galetto, Jr., a director, is President of Stanker & Galetto, Inc., an industrial building contracting firm.  During the year ended December 31, 2011, Stanker & Galetto, Inc. served as general contractor in connection with the construction of one of the Bank’s branches and received fees totaling $939 thousand for its services.

It is the Company’s policy that any transactions between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company as part of the independent directors’ regular meetings.  Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved.

In its normal course of business, the Bank makes various types of loans to officers, directors and employees of the Bank and of the Company.  These loans are made on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectability, nor present other unfavorable features.  All of these loans were current at December 31, 2011.

The Company’s independent directors, as determined by the standards of the NASDAQ Listing Rules, are: Peter Galetto, Jr., Eli Kramer, Wilbur L. Ross, Jr., Anthony R. Coscia and William J. Marino.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and is submitting such appointment to the Company’s shareholders for ratification.  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting.  The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

Audit Fees and Services

Audit Fees.  The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to the Company for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
	(In thousands)
Audit Fees	$631	$626
Audit-Related Fees	-	10
Tax Fees	99	98
All Other Fees	-	-
Total	$730	$734

Fees for audit services billed consisted of:

●           Audit of the Company’s annual financial statements;
●           Review of the Company’s quarterly financial statements; and
●           Comfort letters, consents and other services related to SEC matters.

Fees for audit-related services billed consisted of:

●           Due diligence associated with capital raise;
●           Financial accounting and reporting consultations; and

Fees for tax services billed consisted of:

●
Tax compliance services - services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance; and

●
Tax planning and advice - services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte & Touche LLP and the Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service.  The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

●           The service is not an audit, review or other attest service;

●
The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

●	Such services were not identified at the time of the engagement to be non-audit services;

●	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

●	The service and fees are specifically disclosed in the proxy statement as meeting the de minimus requirement.

During 2011, no fees were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit.  Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2011, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 61, as amended as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received from Deloitte & Touche LLP written disclosures and the letter regarding Deloitte & Touche LLP’s independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s independence and discussed with Deloitte & Touche LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Audit Committee:  Peter Galetto, Jr. (Chair), Eli Kramer and William Marino.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC.  Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2011 with the exception of one untimely filing by Robert Crowl to report one transaction.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice or proxy materials to beneficial owners.  In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than December 14, 2012.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the SEC under the Exchange Act.

Under the Company’s bylaws, shareholder proposals and shareholder nominations for directors that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if the shareholder submits notice of the proposal to the Company at the above address no earlier than 90 days prior nor later than 60 days prior to the first anniversary of the Annual Meeting or between February 23, 2013 and March 25, 2013.  However, the bylaws further provide that in the event the date of next year’s annual meeting is changed by more than 30 days from such anniversary date, the deadline for submission of proposals will be the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.   In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders.  A copy of such provisions is available upon request to:  Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, Attention:  Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.